Dear Shareholder:

         Our industry continues to grab headlines around the country as changes in regulation bring increased competition and customer choice. This move to a competitive electric industry also creates significant new opportunities for energy service providers, like Boston Edison, in new businesses. Pursuit of these new opportunities is a key element of our strategy for long-term growth to benefit our shareholders, customers and employees. This strategy is described more fully in the Annual Report you received in April.

         Recently you received a proxy statement asking you to vote for a proposal to form a holding company for Boston Edison, to be called BEC Energy. I want to emphasize again the importance of this proposal to the Company. A holding company structure will provide increased financial, managerial and flexibility to operate effectively in this changing environment. This structure will also allow the Company to separate regulated and unregulated lines of business consistent with principles outlined by the Massachusetts Department of Public Utilities.

         For these reasons, the management and Board of Directors consider a holding company structure to be in the best interest of shareholders. Although the formal legal structure will change, our current operations will not. We will have the same assets, customers, revenues and the same management will be in place. Your Proxy Statement/Prospectus contains a more extensive discussion of the proposal. Your vote, regardless of the number of shares you own, is critical to achieving a successful outcome. We have retained D.F. King to assist us in this important proxy solicitation effort. If you have any questions concerning your proxy vote, please call 1-800-859-8508.

         The remainder of this report describes other important developments at Boston Edison during the first quarter.





Thomas J. May
Chairman, President and Chief Executive Officer
April 18, 1997